TRADEMARK LICENSING AGREEMENT

BETWEEN

NU SKIN INTERNATIONAL, INC.

(Company No. 880564-0142)

AND

NU SKIN (MALAYSIA) SDN. BHD.

(Company No. 402787-V)

THIS TRADEMARK LICENSING AGREEMENT (hereinafter, this “Agreement”) is entered into this 20th day of June 2002 to be effective as of September 28, 2001, between NU SKIN INTERNATIONAL, INC. (Company No. 880564-0142), a company organized under the laws of the State of Utah, United States of America and and having its principal place of business at 75, West Center Street, Provo, Utah 84601, United States of America (“NSI”), and NU SKIN (MALAYSIA) SDN. BHD. (Company No. 402787-V), a company incorporated in Malaysia and having its registered office at 6th Floor, Menara Boustead, 69 Jalan Raja Chulan, 50200 Kuala Lumpur, Malaysia and a place of business at Office Lot 04-01, Level 4, PNB Darby Park Retail, No. 10, Jalan Binjai, 50450 Kuala Lumpur, Malaysia (“NSMY”). Hereinafter, NSI and NSMY shall collectively be referred to as the “Parties” and each shall be individually referred to as “Party.”

RECITALS

WHEREAS, NSI develops and markets various products for distribution in worldwide markets through a network of independent distributors;

WHEREAS, NSMY desires to continue to use in its corporate name, the NSI trademark “Nu Skin,” and to affix other trademarks, service marks and trade names of NSI to products and services and to use such marks and names in advertising and promotional activities and thereby derive benefit from the goodwill, value and reputation such marks and names will lend when used to identify NSMY and such products and other materials; and

WHEREAS, the Parties desire to enter into this Agreement as set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the premises, the mutual promises, covenants, and warranties hereinafter set forth and for other valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

For the purposes of this Agreement, unless the context otherwise requires or the Parties otherwise agree within the terms of the Agreement, the following words, terms and phrases shall have the meaning assigned to them respectively by this Article I:

1.1

“Affiliate” shall mean, with respect to any specified person, any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or under common control with, such specified person.

1.2	“Agreement” shall mean this Agreement (together with any exhibits and schedules hereto), as the same may be modified, amended or supplemented from time to time.

1.3

“Business Portfolios” shall mean those materials approved by NSI for supply by NSMY in conjunction with the execution of a distributor contract to NSI Independent Distributors in the Territory explaining the NSI independent business opportunity associated with retailing Products, the contractual relationship with NSI and the marketing support programs for the Territory.

1.4	"GAAP" shall mean general accepted accounting principles in the Federation of Malaysia.

1.5	"Independent Distributor Network" shall mean the network of all NSI Independent Distributors.

1.6

"Intercompany Agreements" shall mean the License Agreement between the Parties, the Distribution Agreement between NSMY and Nu Skin Enterprises Hong Kong, Inc. ("NSEHK"), the Management Services Agreement between NSMY and Nu Skin International Management Group, Inc. and this Agreement.

1.7

“Know-How” shall mean any information, including, without limitation, any commercial or business information, lists, marketing methods, marketing surveys, processes, specifications, quality control reports, drawings, photographs, or any other information owned by NSI, relating to the Independent Distributor Network, NSI Independent Distributors, the NSI distributor lists, and the NSI sales compensation plan.

1.8

“Licensed Marks and Names” shall mean those trademarks, service marks, tradenames, logos, marks or devices identified in Schedule A to this Agreement, as it may be modified and supplemented from time-to-time, whether or not such marks, names or devices are registered or unregistered.

1.9

“Net Sales” shall mean, for any period, the aggregate gross sales of NSMY Products and NSMY Commercial Materials (excluding applicable sales and other consumption taxes and freight charges) less returns or refunds related to NSMY Products and NSMY Commercial Materials reasonably accepted and credited by NSMY during such period, all as determined in accordance with GAAP.

1.10

“NSI Confidential Information” shall mean any and all information that is unique, proprietary or competitively sensitive to the business of NSI and/or any Affiliate of NSI which NSMY may obtain knowledge of or access to in connection with its relationship with NSI and the transactions contemplated by the Intercompany Agreements, including, but not limited to, information relating to Products, the NSI Independent Distributors, NSI’s compensation or commission systems or schemes, pricing methods, historical, current and projected financial information, marketing information, and any and all information, technical data or Know-How related to any aspect of NSI’s business or technology including data, know-how, formulae, designs, drawings, proposals, specifications, and the terms of this Agreement.

1.11	“NSI Independent Distributor” shall mean a person or business entity authorized by contract with NSI to distribute, as an independent contractor, products of NSI and its Affiliates.

1.12

“NSMY Confidential Information” shall mean any and all information that is unique, proprietary or competitively sensitive to the business of NSMY which NSI may gain knowledge of or access to in connection with the transaction contemplated hereunder but specifically excluding the NSI Confidential Information.

1.13

“NSMY Commercial Materials” shall mean, without limitation, any of the following bearing a Licensed Mark and Name: any business marquis, sign, letterhead, business card, pamphlet, brochure, magazine, flyer, newsletter, sales aid, advertisement or other associated tangible materials which NSMY uses in its activities with the Independent Distributor Network or the public to enhance its image and competitiveness in the Territory and which NSMY has not purchased from or procured through NSI or NSEHK. NSMY Commercial Materials shall not, for the purposes of this Agreement, include Business Portfolios.

1.14

“NSMY Product” shall mean any product or services bearing a Licensed Mark and Name in accordance with the terms of this Agreement that NSMY has not purchased or procured from or through NSI or its Affiliates including NSEHK. Products shall not, for the purposes of this Agreement, include Business Portfolios.

1.15	“Royalty” shall mean the royalty payable under this Agreement as set forth in Section 2.5 of Article II

1.16	"Territory" shall mean the Federation of Malaysia.

ARTICLE II
GRANT OF NON EXCLUSIVE LICENSE; ROYALTIES

2.1	Grant of Exclusive License

NSI hereby grants to NSMY a license and right to use, in accordance with this Agreement and in the Territory, the Licensed Marks and Names on the NSMY Products approved in advance in writing by NSI, on Business Portfolios and NSMY Commercial Materials and also, in the case of the trademark, “Nu Skin”, in the corporate name of NSMY.

2.2	NSI’s Interest in Licensed Marks and Names

Except for the limited rights granted by this Agreement for the term of this Agreement, NSI hereby retains legal title to and beneficial ownership of and all rights to the Licensed Marks and Names and all intellectual property rights related thereto for all purposes, including but not limited to, the bringing or defending of any legal action in the Territory which NSI deems reasonable to protect its rights therein. NSMY agrees to assist NSI in any manner to protect NSI’s rights in the Licensed Marks and Names which NSI may reasonably request. NSI shall reimburse NSMY for any third party costs incurred by NSMY in providing such assistance.

2.3	NSMY’s Acknowledgment of Value of Licensed Marks and Names

NSMY recognizes and agrees that NSI has expended considerable time, effort and resources to develop, register, apply for registrations, maintain and enhance the value and reputation of, or to obtain licenses to use and to grant sub-licenses to use, the Licensed Marks and Names.

NSMY further recognizes and agrees that it will derive considerable benefit from its use of the Licensed Marks and Names in the Territory and from NSI’s efforts and expenditures in respect of the Licensed Marks and Names.

2.4	Warranty of Title &Rights

NSI hereby represents and warrants that it is the sole and exclusive owner of the Licensed Marks and Names, or has a valid license to use the Licensed Marks and Names in the Territory, and that to the best of its knowledge and information, no claim exists or has been made contesting NSI’s ownership of and title to, or right to use, the Licensed Marks and Names.

2.5	Royalty

As compensation for the exclusive licenses granted pursuant to the terms of this Agreement, NSMY shall pay to NSI a royalty equal to fourteen percent (14%) (or as otherwise mutually agreed upon in writing by the Parties) of the Net Sales during the entire term of this Agreement. If any of the NSMY Products or NSMY Commercial Materials are based on or contain NSI proprietary information, formulas or ingredients of NSI, the applicable royalty shall be eighteen percent (18%) of Net Sales for such NSMY Products or NSMY Commercial Materials, or as otherwise mutually agreed upon in writing by the Parties.

ARTICLE III
COMPUTATION AND PAYMENT TERMS

3.1	Royalty Payments

3.1(a)

Within thirty (30) days from the close of each month, NSMY shall deliver to NSI, by electronic transmission or such other medium as the Parties shall agree upon from time to time, a statement of its Net Sales and a computation of the Royalty payable hereunder on such Net Sales. Concurrently with the delivery of such statement, NSMY shall make payment, in accordance with Section 3.3 of Article III hereof, of such Royalty less such withholding tax as may be chargeable on such Royalty.

3.1(b)

For purposes of computing the Royalty payable hereunder, NSMY Products and NSMY Commercial Materials shall be considered sold when recognized for accounting purposes as a sale by NSMY in accordance with GAAP.

3.2	Records

NSMY shall keep complete and accurate records of its activities under this Agreement and permit NSI and its authorized representatives (including auditors) to inspect and, if required by NSI, to audit such records at all reasonable times.

3.3	Payment Terms

All amounts payable by NSMY to NSI under this Agreement shall be calculated and invoiced in Ringgit but shall be paid in U.S. Dollars. For the purposes of such payment, amounts stated in Ringgit shall be converted on the date payment is initiated at the selling rate for US Dollars published on such date by such financial institution as is approved by NSI in writing from time to time. Payments shall be made either directly to NSI in immediately available funds by wire transfer to an account designated by NSI, or by such other means of payment acceptable to NSI from time to time.

3.4	Exchange Regulations

If NSMY shall be prevented by exchange regulation or restraint from making payment of any sum due to NSI in U.S. Dollars then NSMY shall make payment in such other currency as may be selected by NSI and be permitted by exchange regulations.

3.5	Default Rate

Without limiting or prejudice to any of NSI’s other rights and remedies under this Agreement:

3.5(a)

an amount due and outstanding under the terms of this Agreement and not paid within sixty (60) days from the date on which such amount is due ands payable in accordance with the payment provisions herein, shall bear interest (both before and after judgment) at the rate of ten percent (10%) per annum from the due date and until the date of actual payment; and

3.5(b)

NSI may (but shall not be obligated to) waive, whether with conditions or otherwise, its right to the payment of interest payable pursuant to Section 3.5(a) of Article III hereof, whether in respect of all or some of the monies due and payable from time-to-time by NSMY to NSI and for such period as NSI deems appropriate in its absolute discretion.

3.5(c)	Interest shall accrue daily and be calculated on the basis of a three hundred sixty (360) day year and the actual number of days elapsed in any partial calendar month.

3.6	Withholding Tax

NSMY shall make due payments to the Inland Revenue Board, Malaysia, of such withholding tax (if any) as may be chargeable on and deducted from the royalty and any interest thereon payable hereunder. NSMY shall furnish to NSI within fourteen (14) days of each payment, a copy of the prescribed form for such payment and NSMY’s letter to the Inland Revenue Board accompanying such payment.

3.7	No Set-Off

Subject to the provisions of Section 3.6 of Article III hereof, all sums payable by NSMY to NSI under this Agreement shall be paid without any set-off, counter-claim, qualification or condition whatsoever.

ARTICLE IV
CERTAIN COVENANTS

4.1	Use of Licensed Marks and Names

NSMY may use the Licensed Marks and Names only in accordance with the terms of this Agreement.

4.1(a)

The use of the NSI Trademark, “Nu Skin”, in NSMY’s corporate name in any manner other than that in which it is used as at the date of this Agreement shall be subject to NSI’s prior written consent which may be withheld or granted with or without conditions at NSI’s absolute discretion.

4.1(b)	All NSMY Products and NSMY Commercial Materials shall be approved by NSI and shall be manufactured and produced in accordance with standards, specifications and instructions approved by NSI;

4.1(c)

NSI shall have the right to inspect the premises of NSMY and those of any of NSMY’s subcontractors at which NSMY Product(s) are being manufactured, at reasonable times, and also to receive samples of such NSMY Product(s), in accordance with a reasonable schedule to be established promptly between NSI and NSMY;

4.1(d)	NSMY shall correct, as promptly as possible, any defects in the NSMY Product(s) and/or the manufacturing processes therefor brought to NSMY’s attention by NSI or otherwise; and,

4.1(e)

NSMY shall submit to NSI for prior approval, which approval will not be unreasonably withheld, labels, packaging, advertising and promotional materials, in relation to which any of the Licensed Marks and Names are proposed to be used, including the marking legends intended to be used in relation thereto.

4.1(f)

NSMY accepts full liability in every respect for all such NSMY Products and NSMY Commercial Materials as are manufactured or produced and sold and/or distributed by NSMY. Except where such claims are attributable to NSI’s wrongful act, willful default or gross negligence, NSMY shall indemnify and hold NSI harmless against any and all claims for damages, costs and interests arising directly or indirectly from the manufacture, production, sale and/or distribution of the NSMY Products and NSMY Commercial Materials.

4.2	Modifications

NSMY shall make no modification to the Licensed Marks and Names without the express, prior written consent of NSI, which consent may be withheld or granted with or without conditions as NSI deems appropriate at its absolute discretion.

4.3	Prejudicial Use

NSMY shall not use the Licensed Marks and Names in any way that will prejudice NSI’s rights therein. Without limiting the foregoing, NSMY shall not attempt to vary or cancel any registration of the Licensed Marks and Names, shall not hold itself out as or represent it is the owner of the Licensed Marks and Names, or assist any other person in any of the foregoing. NSMY shall not alter in any way the Licensed Marks and Names and shall not combine the Licensed Marks and Names with any intellectual property of NSMY in a manner that could create joint rights in the Licensed Marks and Names.

4.4	Labels

At the request of NSI, NSMY Products or NSMY Commercial Materials that bear any of the Licensed Marks and Names shall also clearly indicate NSI’s ownership of the Licensed Marks and Names in such manner as shall be approved by NSI.

4.5	Goodwill

All goodwill generated by use of the Licensed Marks and Names shall inure to NSI, and, upon termination of this Agreement, NSMY shall not have any claim against NSI for compensation for loss of distribution rights, loss of goodwill or any similar loss or in respect of any benefit (if any) derived by NSI from the use of the Licensed Marks and Names.

4.6	Export of Products

NSMY shall not export any NSMY Products to any country outside the Territory without the prior written consent of NSI, which consent may be withheld or granted with or without conditions as NSI deems appropriate at its absolute discretion.

4.7	Prohibited Uses

Except for the Licensed Marks and Names, NSMY shall not have the right to use, and expressly agrees not to use, any trademarks, service marks, trade names, logos, marks or devices owned, used or licensed by NSI or an Affiliate of NSI, or which NSI or an Affiliate of NSI has the bona fide intent to use, whether or not such marks, names or devices are registered or unregistered.

ARTICLE V
TERM

This Agreement shall commence and take effect on September 28, 2001, and the initial term shall end on December 31, 2004 unless earlier terminated pursuant to the provisions of Article VI of this Agreement. This Agreement shall renew automatically for successive one (1) year terms upon expiration of the initial term or any renewal term unless terminated by either Party by written notice given not less than (90) days prior to the end of the then current term of this Agreement or in accordance with the provisions of Article VI hereof.

ARTICLE VI
TERMINATION

6.1	Termination for Insolvency/Receivership

This Agreement may be terminated by either Party immediately or at any time after the occurrence of any of the following events:

6.1(a)	the other Party shall commence any case, proceeding or other action:

(i)

under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, compensation or other relief with respect to it or its debts, or

(ii)	seeking appointment of a receiver, trustee, custodian or other similar action; or

6.1(b)

there shall be commenced against the other Party any case, proceeding or other action of a nature referred to in Section 6.1(a) of Article VI hereof which either results in the entry of an order for relief or any such adjudication or appointment or remains undismissed, undischarged or unbonded for a period of ninety (90) days.

6.1(c)

if the other Party causes or allows a judgment in excess of ten percent (10%) of its assets as reflected on its most recent balance sheet to be entered against it or involuntarily allows a lien, security interest, or other encumbrance to attach to its assets which secures an amount in excess of ten percent (10%) of its assets.

6.2	Termination for Breach of this Agreement

6.2(a)

This Agreement may be terminated immediately by NSI if NSMY fails to pay on any due date any monies payable hereunder by NSMY to NSI, and such failure continues for a period of thirty (30) days from NSMY’s receipt of a written notice given by NSI requiring such payment.

6.2(b)

This Agreement may be terminated by either Party, if the other Party is in default in the performance of any material obligation hereunder (other than NSMY’s obligation to pay the monies referred to in Section 6.2(a)), and such default has not been cured within sixty (60) days after receipt by the defaulting Party of written notice of such default served by the other Party requiring such cure.

6.3	Termination for Breach of Shareholders Agreement/ Upon Termination of Other Intercompany Agreements

     This Agreement may be terminated by NSI if:

6.3(a)

any of the parties (other than Nu Skin Enterprises, Inc.) to the Shareholders Agreement by and between Nu Skin Enterprises, Inc. and the other shareholders of Nu Skin Malaysia Holdings Sdn. Bhd (Company No. 552189-P) ("NSMH"), the parent/holding company of NSMY, breaches such party's obligations thereunder and fails to cure such breach within thirty (30) days after its receipt of a written notice of such breach is given by Nu Skin Enterprises, Inc. requiring such cure;

6.3(b)	the aforesaid Shareholders Agreement or any other(s) of the Intercompany Agreements is/are terminated for any reason whatsoever;

6.3(c)

by agreement between the parties to the aforesaid Shareholders Agreement, all of the issued shares in NSMY are sold by NSMH to a third party or NSMY’s business and assets are sold by NSMY to a third party;

6.3(d)	Nu Skin Enterprises, Inc., NSI or other Affiliate of NSI ceases to hold directly or indirectly, an equity interest of at least thirty percent (30%) in NSMY; or

6.3(e)

persons representing from time-to-time such of Nu Skin Enterprises, Inc., NSI or other Affiliates of NSI as is/are the holder(s) of an indirect thirty percent (30%) equity interest in NSMY, cease (for any reason other than their removal by such holder of an indirect thirty percent (30%) equity interest in NSMY) to hold office such that the number of directors of NSMY representing Nu Skin Enterprises, Inc., NSI or other Affiliates constitute less than thirty percent (30%) of the total number of NSMY’s Board of Directors.

6.4	Termination for Loss of NSMY’s Direct Sales License

NSI shall have the right to terminate this Agreement in the event any license, government approval, or corporate authorization necessary to conduct the business in the Territory as contemplated by the Parties and the Intercompany Agreements is terminated, not obtained or renewed, or otherwise expires.

ARTICLE VII
EFFECT OF TERMINATION

7.1	Obligation of NSMY Upon Termination

     If this Agreement is terminated by either Party, NSMY shall:

7.1(a)	change its corporate name to one which does not include NSI’s Trademark “Nu Skin” within ninety (90) days from the date of termination;

7.1(b)

notwithstanding any other provision to the contrary herein, immediately pay all monies then remaining unpaid and payable by NSMY to NSI and whether or not such monies shall then have become due for payment;

7.1(c)

destroy all NSMY Products and NSMY Commercial Materials bearing the Licensed Marks and Names within forty-five (45) days from the date of termination, or repackage or modify such NSMY Materials so that the Licensed Marks and Names are no longer contained on or in such NSMY Products or NSMY Commercial Materials;

7.1(d)	immediately discontinue use of the Licensed Marks and Name in any form and not adopt in place thereof any word or design that is identical therewith or confusingly similar thereto; and

7.1(e)

immediately return to NSI, without retaining copies, all manuals, drawings, and standards and any other documents and materials provided by NSI to NSMY relating to the use of the Licensed Marks and Names.

7.2	Survival of Obligations

The termination or expiration of this Agreement shall be without prejudice to the rights and remedies of a Party in respect of any antecedent breach of this Agreement. The obligations of a Party to pay any sums which are due and payable as of the expiration or termination of this Agreement and its obligations under Article IX and under Article X hereof shall survive the expiration or termination of this Agreement.

7.3	Reversion of Rights

Upon termination of this Agreement by NSI, all rights and licenses herein granted to NSMY shall immediately cease and shall revert to NSI, and NSMY shall cease representing to any third party that it has any right to use the Licensed Marks and Names.

ARTICLE VIII
GOVERNMENTAL APPROVALS, LAWS AND REGULATIONS

8.1	Regulatory Approvals and Filings

NSMY agrees to obtain, or cause to be obtained, at its sole cost and expense, any governmental approval and make, or cause to be made, any filings or notifications required under all applicable laws, regulations and ordinances of the Territory to enable this Agreement to become effective or to enable any payment pursuant to the provisions of this Agreement to be made. NSMY agrees to keep NSI informed of the progress in obtaining all such government approvals. NSMY agrees to cooperate with NSI and to take such actions as NSI shall reasonably request in order to obtain such approvals.

8.2	Compliance with Law

Each Party agrees to refrain from any action that will cause the other party to be in violation of any applicable law, regulation, or ordinance of the Territory or the United States or elsewhere or any international convention or bilateral or multilateral treaty to which the Territory or the United States is a signatory, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, the U.S. Export Control Laws, and the U.S. Anti-Boycott laws.

ARTICLE IX
INFRINGEMENT; INDEMNIFICATION

9.1	No Known Claims

NSI hereby represents and warrants that to the best of its knowledge, as of the date hereof, there are no infringement or misappropriation suits pending or filed or threatened against NSI within the Territory that relate to the Licensed Marks and Names and NSI is not presently aware of any such infringement or misappropriation.

9.2	Infringement Indemnity

NSI shall indemnify and hold NSMY harmless from and against all claims, actions, suits, proceedings, losses, liabilities, costs, damages and attorneys’ fees in respect of a third party claim alleging infringement or misappropriation by NSMY in respect of its use of the Licensed Marks and Names in the Territory; provided that NSMY shall give NSI prompt written notice of any such claim, action, suit or proceeding and, without limiting the generality of Section 2.2 of Article II hereof, shall cooperate with NSI in the defense of any such claim, action, suit or proceeding. Notwithstanding the foregoing, NSI shall have no obligation to indemnify NSMY for any liabilities arising out of NSMY’s failure or the failure of the NSI Independent Distributors in the Territory to utilize the Licensed Marks and Names

9.2(a)	in the manner for which the Licensed Marks and Names are reasonably intended,

9.2(b)	in compliance with NSI's policies and procedures or

9.2(c)	as contemplated by the Intercompany Agreements.

9.3	Right to Select Counsel

NSI shall have the right to select counsel in any such claim, action, suit or proceeding.

9.4	Modification by NSI to Licensed Marks and Names

In the event that any such claim, action, suit or proceeding is successful, NSI shall use reasonable efforts to make such changes in the Licensed Marks and Names to permit NSMY to continue to use of the Licensed Marks and Names free and clear of all infringement and misappropriation.

9.5	Notice by NSMY

NSMY shall give NSI prompt written notice of any infringement or misappropriation of the Licensed Marks and Names by any third party.

9.6	Control of Actions

NSI shall have the sole right to initiate any and all legal proceedings against any such third party and, without limiting the generality of Section 2.2 of Article II hereof, NSMY shall cooperate with NSI in the pursuit of any such proceeding. NSI shall retain any damage award obtained from such third party.

ARTICLE X
CONFIDENTIALITY

10.1	NSMY Confidentiality

NSMY agrees that, during and after the term of this Agreement, NSMY shall maintain in confidence all NSI Confidential Information and shall not disclose any NSI Confidential Information to any third party or use any NSI Confidential Information for any purpose whatsoever except as contemplated by this Agreement. In maintaining the confidentiality of NSI Confidential Information, NSMY shall exercise the same degree of care that it exercises with its own confidential information, and in no event less than a reasonable degree of care. NSMY shall , without limiting its obligation to maintain the NSI Confidential Information in confidence, use commercially reasonable efforts to ensure that each of its employees and contractors holds in confidence and makes no use of any NSI Confidential Information for any purpose other than those permitted by this Agreement. NSMY shall use its best efforts to ensure that no person other than its employees shall have access to NSI Confidential Information without the prior written consent of Nu Skin, and shall restrict access to NSI Confidential Information to those having a need for access thereto.

10.2	NSI Confidentiality

NSI agrees that, during and after the term of this Agreement, NSI shall maintain in confidence all NSMY Confidential Information and shall not disclose any NSMY Confidential Information to any third party or use any NSMY Confidential Information for any purpose whatsoever except as contemplated by this Agreement. In maintaining the confidentiality of NSMY Confidential Information, NSI shall exercise the same degree of care that it exercises with its own confidential information, and in no event less than a reasonable degree of care. Without limiting its obligation to maintain the NSMY Confidential Information in confidence, NSI shall use commercially reasonable efforts to ensure that each of its employees and contractors holds in confidence and makes no use of any NSMY Confidential Information for any purpose other than those permitted by this Agreement. NSI shall use its best efforts to ensure that no person other than its employees and contractors shall have access to NSMY Confidential Information without the prior written consent of NSMY, and shall restrict access to NSMY Confidential Information to those employees and contractors having a need for access thereto.

10.3	Exceptions

The obligation of confidentiality contained in this Agreement shall not apply to the extent that (i) either party is required to disclose information by order or regulation of a governmental agency or a court of competent jurisdiction, provided, however, that such party shall not, to the extent possible, make any such disclosure without first notifying the disclosing party and allowing the disclosing party a reasonable opportunity to seek injunctive relief from (or a protective order with respect to) the obligation to make such disclosure, or (ii) the party receiving disclosed information can demonstrate that (A) the disclosed information was at the time of such disclosure already in, or subsequently becomes part of, the public domain other than as a result of actions of the receiving party, its affiliates, employees, consultants, agents or subcontractors in violation hereof; (B) the disclosed information was received by the receiving party on an unrestricted basis from a source unrelated to the disclosing party provided the receiving party has no knowledge or reason to know that such party is under a duty of confidentiality with respect to such information.

10.4	Unauthorized Disclosure

Each Party acknowledges and confirms that the Confidential Information of the other Party constitutes valuable proprietary information and trade secrets of the other Party and that the unauthorized use, loss or outside disclosure of such information shall cause irreparable injury to the other Party. Each Party shall notify the other Party immediately upon discovery of any unauthorized use or disclosure of Confidential Information of the other Party, and will cooperate with the other Party in every reasonable way to help regain possession of such information and to prevent its further unauthorized use. Each Party acknowledges that monetary damages may not be a sufficient remedy for unauthorized disclosure of the Confidential Information of the other Party and that the other Party shall be entitled, without waiving other rights or remedies, to such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction, and shall be entitled to recover reasonable attorneys’ fees for any action arising out of or relating to a disclosure of such Confidential Information.

10.5	Return of Confidential Information

NSMY shall, upon the request of NSI, return to NSI all NSI Confidential Information, including any copies or reproductions thereof, in NSMY’s possession or control.

ARTICLE XI
NATURE OF RELATIONSHIP

The relationship of NSMY and NSI shall be and at all times remain, respectively, that of Licensee and Licensor. Nothing contained or implied in this Agreement shall be construed to constitute either Party as the legal representative or agent of the other or to constitute or construe the Parties as partners, joint ventures, co-owners or otherwise as participants in a joint or common undertaking. Neither Party is authorized to conclude any contract or agreement or make any commitment, representation or warranty that binds the other or otherwise act in the name of or on behalf of the other Party.

ARTICLE XII
MAINTENANCE OF TRADEMARKS; RECORDING;
REGISTRATION OF TRADEMARK

12.1	Registration

NSI shall use its best efforts to maintain the registrations of the Licensed Marks and Names currently registered in the Territory as set forth in Schedule A hereto. NSI, in its sole discretion, shall have the right to record this Agreement or proof thereof, and to enter NSMY as a registered user in the Territory. NSMY agrees to cooperate, as reasonably requested by NSI, in arranging for such recordings or entries, or in or canceling such recordings or entries in the event of amendments to or termination of this Agreement for any reason.

12.2	Cancellation

Upon the expiration or the termination for any reason of this Agreement, the Parties shall do everything necessary to effect cancellation of the record of NSMY as a registered user of the NSI Trademarks in the Territory.

12.3	No Adverse Claims

NSMY shall not dispute NSI’s rights, title or interest in or the validity of NSI’s rights to the Licensed Marks and Names or use, register or apply for the registration of any tradenames, words, marks, get ups or designs which are identical with or similar to the Licensed Marks and Names.

12.4	Applications

At the request of NSMY, NSI shall file applications in the Territory for the registration of all new NSI Trademarks that NSMY intends to use in the Territory that have been approved by NSI and included as a Licensed Mark through amendment to the Schedule of Licensed Marks and Names. If any mark used by NSI in the United States of America with respect to certain Products is used by NSMY in the Territory in relation to similar Products, then, whether or not the mark is registered in the Territory, NSMY shall not claim any proprietary interest in any such NSI marks. If any of such marks are immediately registrable in the Territory, NSMY will cooperate with NSI in filing an application for registration of the marks in the name of NSI. If any such marks are not immediately capable of registration because they lack distinctiveness, then at any time when in the opinion of legal counsel for NSI the use of the marks by NSMY has conferred on them sufficient distinctiveness to permit registration in the Territory, NSMY shall, when requested by NSI, do all things necessary and execute all documents required to register such marks in the Territory and assign the eventual registrations to NSI who shall reimburse NSMY for the cost of registration and assignment, but shall not be obligated to make any other payment in consideration for the assignment.

ARTICLE XIII
MISCELLANEOUS

13.1	Assignment

This Agreement shall be binding on and inure to the benefit of the respective successors, assigns and beneficiaries of the Parties; provided that neither Party may assign this Agreement or any rights or obligations hereunder, whether by operation of law or otherwise, without the prior written consent of the other Party, which consent may be withheld or granted with or without conditions at the sole discretion of such other Party. Any attempted assignment without requisite written consent shall be void and unenforceable. Notwithstanding the foregoing, NSI may assign this Agreement to any of its Affiliates.

13.2	Force Majeure

A Party shall not be responsible for failure to perform hereunder due to force majeure, which shall include, but not be limited to: fires, floods, riots, strikes, labor disputes, freight embargoes or transportation delays, shortage of labor, inability to secure fuel, material, supplies, equipment or power at reasonable prices or on account of shortage thereof, acts of God or of the public enemy, war, terrorist activities or civil disturbances, any existing or future laws, rules, regulations or acts of any government (including any orders, rules or regulations issued by any official or agency or such government) affecting such Party that would delay or prohibit performance hereunder, or any cause beyond the reasonable control of a party. If an event of force majeure should occur, the affected Party shall promptly give notice thereof to the other Party and such affected Party shall use its reasonable best efforts to cure or correct any such event of force majeure.

13.3	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, applicable to contracts made and to be wholly performed within such State.

13.4	Dispute Resolution

Any dispute or difference which may arise between the Parties at any time hereafter, whether during the continuance in force of this Agreement or upon or after its termination, touching any matter or thing herein contained or the operation or construction of this Agreement or any matter or thing in any way connected with, arising from or in relation to this Agreement or the rights, duties or liabilities of the Parties hereunder shall be finally settled by arbitration in accordance with International Arbitration Rules of the American Arbitration (“AAA”).

13.4(a)	A reference to arbitration shall be to three (3) arbitrators.

13.4(b)	The arbitration shall be held in Provo, State of Utah, United States of America, at the Regional Center and the language to be used in the arbitral proceedings shall be English.

13.4(c)

Pending the commencement of the arbitral proceedings, either Party may apply, to the courts in Utah and/or Malaysia (which shall have non-exclusive jurisdiction) for the grant of interim injunctions and orders for the protection and preservation of property subject of or relating to this Agreement. For the purposes of this Section 13.4(c) and as provided in the Arbitration Rules of the AAA, arbitral proceedings shall be deemed to commence on the date when the administrator of the AAA receives notice of arbitration from the Party initiating the arbitration.

13.5	Waiver and Delay

No waiver by either party of any breach or default in performance by the other party, and no failure, refusal or neglect of either party to exercise any right, power or option given to it hereunder or to insist upon strict compliance with or performance of the other party’s obligations under this Agreement, shall constitute a waiver of the provisions of this Agreement with respect to any subsequent breach thereof or a waiver by either party of its right at any time thereafter to require exact and strict compliance with the provisions thereof.

13.6	Notices

A notice, request and other communication hereunder shall be in writing and shall be deemed to have been duly given, if delivered by hand, courier or registered airmail, or communicated by facsimile, cable or similar electronic means to the address, facsimile number or cable identification number provided below (or as changed in accordance with this Section 13.6) of the Party to whom it is addressed and shall be deemed to be given if delivered by hand or courier, at the time of delivery or if communicated by facsimile, cable or similar electronic means, at the time that receipt thereof has been confirmed by return electronic communication or signal that the message has been received, or if mailed, ten (10) days after dispatch by registered airmail, postage prepaid:-

If to MSMY:	Nu Skin (Malaysia) Sdn. Bhd. Office Lot 04-01, Level 4 PNB Darby Park Retail No. 10, Jalan Binjai 50450 Kuala Lumpur Malaysia Attn: Managing Director Facsimile: 603-2170 7799

If to NSI:	Nu Skin International, Inc. 75 West Center Street Provo, Utah 84601 United States of America Attn: General Counsel Facsimile Number: (801)345-5999

Either Party may change its facsimile number, cable identification number or address by a notice given to the other Party in the manner set forth above.

13.7	Integrated Contract

This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes all prior or contemporaneous negotiations, representations, agreements and understandings (both oral and written) of the Parties.

13.8	Modification and Amendment

No supplement, modification or amendment of this Agreement shall be binding unless it is in writing and executed by both of the Parties.

13.9	Severability

To the extent that any provision of this Agreement is (or in the opinion of counsel mutually acceptable to both Parties would be) prohibited, judicially invalidated or otherwise rendered unenforceable in any jurisdiction, such provision shall be deemed ineffective only to the extent of such prohibition, invalidation or unenforceability in that jurisdiction, and only within that jurisdiction. Any prohibited, judicially invalidated or unenforceable provision of this Agreement will not invalidate or render unenforceable any other provision of this Agreement, nor will such provision of this Agreement be invalidated or rendered unenforceable in any other jurisdiction.

13.10	Counterparts and Headings

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All headings and captions are inserted for convenience of reference only and shall not affect the meaning or interpretation of any provision hereof.

IN WITNESS WHEREOF, the Parties have by their respective duly authorized representatives executed this Agreement as of the day and year first-above written.

NU SKIN INTERNATIONAL, INC.

By:    /s/  Truman Hunt

Name:    Truman Hunt

Its:    Executive Vice President

NU SKIN (MALAYSIA) SDN. BHD.

By:    /s/  Datuk Mohd Nadzmi Bin Mohd Salleh

Name:    Datuk Mohd Nadzmi Bin Mohd Salleh

Its:    Director